For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

CORNELIA, GA. January 30, 2007, Habersham Bancorp (NASDAQ: HABC) reports fourth quarter earnings of $1,164,000 or $.39 per diluted share, compared to fourth quarter earnings of $1,079,000 or $.37 per diluted share in 2005. Fourth quarter earnings were influenced by growth in the loan portfolio.

Year-to-date net earnings for the year ended December 31, 2006 was $5,293,000 or $1.77 per diluted share, an increase of 38.8 % when compared to $3,813,000 or $1.30 per diluted share for the year ended December 31 2005. Year-to-date net earnings were impacted by growth in Habersham Bank’s loan portfolio and in investment securities of approximately $26.0 million and $11.8 million, respectively, and in interest rate increases during the year.

Total assets of $556 million at December 31, 2006, reflects an increase of $78 million from $478 million at December 31, 2005. Management reported that the increase is due primarily to increases in cash and cash equivalents, increases in investment securities and in the loan portfolio of Habersham Bank of totaling approximately $37.7 million, $11.8 million and $26.0 million, respectively. An increase in deposit balances at December 31, 2006, resulted in a short-term investment in Federal funds sold of $64.4 million.

The Company’s stock is listed on the Nasdaq Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Earnings Summary
Interest income	$9,115	$7,478	$34,460	$25,936
Interest expense	3,811	2,551	13,218	8,600
Net interest income	5,304	4,927	21,242	17,336

Provision for loan losses	-	-	-	330
Net interest income after provision for loan losses	5,304	4,927	21,242	17,006

Other income	869	1,087	3,670	3,453
Investment securities gains, net	-	(48)	(13)	(6)
Other expense	4,527	4,375	17,194	14,991
Earnings before income tax expense	1,646	1,591	7,705	5,462

Income tax expense	482	512	2,412	1,649

Net earnings	$1,164	$1,079	$5,293	$3,813

Net earnings per share-basic	$.39	$.37	$1.80	$1.31

Net earnings per share-diluted	$.39	$.37	$1.77	$1.30

Weighted average number of common shares outstanding	2,956,559	2,909,416	2,942,737	2,903,788

Weighted average number of common and common equivalent shares outstanding	2,993,861	2,945,375	2,983,048	2,938,698

Cash dividends declared per common share	$.09	$.08	$.36	$.32

Balance Sheet Summary	December 31, 2006	December 31, 2005

Total Assets	$555,738	$478,431
Loans, net	342,816	316,773
Deposits	450,629	372,762
Shareholders’ Equity	55,564	50,257